EXHIBIT 99.1
Company Contact:
Stephen A. Heit
Chief Financial Officer
800 524-2720
FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS A PROJECTED FISCAL 2013 LOSS AND RE-STRUCTURING TO REDUCE OVERHEAD EXPENSES
East Rutherford, NJ, January 20, 2014: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that its Board of Directors has approved management’s plan to restructure the Company’s operations, and enter into a key business partnership with The Emerson Group, a premier sales and marketing company located in Wayne, Pennsylvania. As part of this change, the Company will outsource to Emerson certain sales and administrative functions. In addition, warehousing and shipping will be outsourced to and managed by OHL, one of the largest integrated global supply chain management companies in the United States. The Company’s inventory will be moved to an OHL-managed facility in Indianapolis, Indiana. A key benefit of the outsourcing move is that it shifts a substantial portion of the Company’s current fixed costs into a variable cost structure moving forward which can ultimately help keep expenses in better alignment with any future revenue generated by its brands. This action could also potentially save the Company over $3.5 million in overhead expenses over the course of the first twelve months based on performance of its brands in fiscal 2014.
The Company also announced that it is projecting a net loss for fiscal 2013 in excess of $6.1 million. As previously reported the company lost important momentum due to the unexpected passing of its prior CEO in the midst of a challenging retail environment and, as a result, revenue expected from its new product launches, in-store merchandising and expanded distribution efforts did not materialize as expected. In addition, returns and inventory reserve costs resulting from a significant weakness seen in the nail color category, coupled with the less than expected consumer acceptance of its gel nail color brand introduced in fiscal 2011, also significantly exacerbated the Company’s disappointing performance in fiscal 2013. We do not anticipate those substantial losses continuing.
Richard Kornhauser, Chief Executive Officer and President of CCA Industries said, “This outsourcing will permit our company to leverage the power of scale in all aspects of our sales, warehousing and logistics needs, resulting in significant operating efficiencies and expense reduction while continuing to direct all aspects of our business. Importantly, this restructuring will enable the Company’s management team to substantially beef up its efforts to enhance our key brands’ connection to the consumer with extensive and cost-effective advertising and marketing strategies that emphasize the competitive strengths of our core products.” Mr. Kornhauser added, “The Emerson Group could be an ideal partner with their strong market presence and significant credibility with our retail trade partners. We are looking forward to working closely with them and leveraging their strong retailer network to drive the Company’s efforts to further enhance its position in-store, and expand its distribution base on both existing brands and new products. The Emerson Group currently manages approximately $1.7 billion in consumer sales, and they can be a key catalyst in our plans to grow CCA into a major consumer products company.
Mr. Kornhauser added, “We anticipate completion of this restructuring, during CCA’s 2nd fiscal quarter and that the effort will start to deliver substantial savings at that time. We estimate that we will incur costs related to the restructure of approximately $300,000 in the first quarter of fiscal 2014, but with the outsourcing to Emerson, and our overall efforts, we believe the Company should return to profitability during fiscal 2014. We expect to issue complete financial results for fiscal 2013 at the end of February 2014.”
CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.